EXHIBIT 12.1

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
                       ENGLE HOMES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                             FISCAL YEAR ENDED OCTOBER 31,
                                                      ----------------------------------------------------------------------------
                                                        1997             1996             1995             1994             1993
                                                        ----             ----             ----             ----             ----
Computation of historical ratios
   Income from continuing operations                  $13,468           $8,495            $5,912           $7,575           $6,298

   Add:
    Provision for income taxes                          8,431            5,206             3,624            4,604            3,820
    Amortization of previously capitalized interest
    included in cost of sales                          16,066           11,543             6,904            7,712            4,129
    Amortization of debt expense                          373              456               792              942              678
                                                      -------          -------           -------          -------          -------
       Net income as adjusted                          38,338           25,700            17,232           20,833           14,925
                                                      =======          =======           =======          =======          =======
   Fixed charges
    Interest capitalized                               15,623           15,272            13,750            7,183            4,068
    Amortization of debt expense                          373              456               792              942              678
                                                      -------          -------           -------          -------          -------
                                                      $15,996          $15,728           $14,542           $8,125           $4,746
                                                      =======          =======           =======          =======          =======
Ratio of earnings to fixed charges                      2.40x            1.63x             1.18x            2.56x            3.14x
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
                                                    SIX MONTHS ENDED     TWELVE MONTHS ENDED
                                                       APRIL 30,              APRIL 30,
                                                          1998                  1998
                                                          ----                  ----
Computation of historical ratios
   Income from continuing operations                     $6,615                $14,169

   Add:
    Provision for income taxes                            4,141                  8,869
    Amortization of previously capitalized interest
    included in cost of sales                             8,038                 16,268
    Amortization of debt expense                            209                    395
                                                        -------                -------
       Net income as adjusted                            19,003                 39,701
                                                        =======                =======
   Fixed charges
    Interest capitalized                                  8,277                 16,085
    Amortization of debt expense                            209                    395
                                                        -------                -------
                                                         $8,486                $16,480
                                                        =======                =======
Ratio of earnings to fixed charges                        2.24x                  2.41x
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